Exhibit 99.1

Arch Therapeutics Provided Corporate Update at the 11th Annual LD Micro Main Event

Company highlighted US and EU regulatory filings and positive patent ruling in Japan

FRAMINGHAM, Mass., December 6, 2018 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of novel liquid, gel and solid hemostatic and wound care devices, presented an update on its corporate milestones, plans and timetables at the LD Micro Main Event XI in Los Angeles, California.

Chief Executive Officer, Terrence W. Norchi, MD provided the following summary.

The Japanese Intellectual Property High Court has favorably ruled to affirm the prior trial decision and maintain without any amendments Japanese patent number 5204646, which is part of the intellectual property estate that Arch has licensed globally and exclusively from the Massachusetts Institute of Technology and Versitech Limited (“MIT”).

The company has filed two new patent applications, one of which addresses self-assembling compositions for the treatment of eye disease and the other of which addresses self-assembling compositions for the treatment of inflammation.

As part of the technology update, a biosurgical product in development for vascular bleeding, such as occurs in surgical vascular anastomosis procedures with native or artificial grafts, was highlighted.

On the regulatory front, two filings made in the second half of calendar 2018 were discussed. The 510(k) premarket notification for AC5™ Topical Gel1, which Arch submitted to the U.S. Food and Drug Administration (FDA) in the third calendar quarter of 2018, is currently under review at the FDA and the company remains optimistic that it will be cleared approximately at the end of this calendar year. Further, in the fourth calendar quarter of 2018, Arch submitted the required documents for AC5™ Topical Hemostat (AC5)1 to its Notified Body seeking its first CE mark and representing a next step on the path to commercialization in countries governed by the European Medical Devices Directive (MDD). The company expects the related review and CE mark approval process to conclude in the second calendar quarter of 2019.

The presentation is available at: https://www.archtherapeutics.com.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's development stage product candidates include AC5™ Topical Gel1, AC5™ Topical Hemostat1 and AC5™ Surgical Hemostat1.

1.	AC5 is currently an investigational device and is limited by federal law to investigational use.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com